EXHIBIT 15




June 6, 2003


Albertson's, Inc.
Boise, Idaho



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Albertson's, Inc. and subsidiaries for the thirteen-week periods ended May 1, 2003 and May 2, 2002, as indicated in our report dated June 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the thirteen-week period ended May 1, 2003, is incorporated by reference in Registration Statement No. 33-54998 on Form S-3 and Registration Statement Nos. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635,
33-62799, 33-59803, 333-82157, 333-82161, 333-87773 and 333-73194 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/S/DELOITTE & TOUCHE LLP
Boise, Idaho